Exhibit 10.2

June 24, 2021

Mr. Anthony T. Brenz

1378 Ridge View Court

Grand Blanc, Michigan 48439

C 586.321.2125

Subject:	Offer to join the Artificial Intelligence Technology Solutions team

Dear Tony,

Congratulations! It is with great excitement that we are pleased to offer you the role of Chief Financial Officer of Artificial Intelligence Technology Solutions Inc.

Role Outline

This role will encompass a variety of job duties and responsibilities. These include – but of course are not limited to – the following:

This role is overwhelming focused on any and all duties standard for the CFO of a micro-cap company with the Culture as previously defined.

Supplemental to the primary goal, and in support of the primary goal, additional expected activities include but are not limited to:

-	HR and administrative management and related work
-	General management coaching of upcoming AITX/RAD leaders
-	General assistance as it relates to AITX/RAD facilities
-	Other strange, possibly uncomfortable and unknown duties as may be required to help the success of AITX/RAD

Structure

The role reports to Steve Reinharz, President and CEO.

Sensitive Information

You will be privy to sensitive information that no one else may know about. Information may affect market acceptance of our products, relationships with key vendors, employee morale, and our stock price. Working closely with Steve and the AITX/RAD team for proper execution of the work and strategic sharing of information is critical in this role.

Artificial Intelligence Technology Solutions Inc.

info@aitx.ai ● www.aitx.ai ● 31103 Rancho Viejo Road, Ste. D2114 San Juan Capistrano, California 92675

Time off

We have an ‘unlimited’ PTO policy with the only restrictions being imposed by the nature of our mission and deliverables. Largely speaking we trust your commitment to your goals, and we understand balancing the priorities of personal business. Time off for doctor visits, family member doctor visits/emergencies/etc., puppy vet visits and sick time is not accrued nor tracked. We would like you to organize your schedule for your best productivity personally and professionally. Extended vacation time needs to be pre-approved from a timing perspective so we can have your work covered appropriately and ensure core corporate responsibilities are achieved.

AITX/RAD Culture

Our corporate philosophies include a can-do attitude, no egos, merit-based vs title/position based, and commitment to our mission. Our mission of course is to become the dominant company for security robots and other solutions we will bring to market.

As this is a technology startup there will be work and duties that are unforeseen and cannot be predicted. As with everyone in our core group the expectation is that we all do whatever is necessary to achieve our goals.

Compensation

Base salary:

-	Base salary will be $180,000 paid twice per month according to our payroll schedule.

Performance Based Incentives:

-	The program will be as follows:
	○	Up to 50% of your base salary and will be paid quarterly.
	○	The performance incentive is at the discretion of the CEO and will be based on performance.
	○	This program will evolve over time.

Stock:

-	It is the company’s intention to roll out a stock award program within the next 18 months. Your role will entitle you to participate in the plan when it is rolled out. The ESOP program has been officially submitted and approved and part of your role will be administration of this.

Other:

-	Cell phone expense: Up to $50 per month can be claimed
-	Health care: Benefits are scheduled to start June 1, 2021
-	401k: The company is considering options for this in concert with the stock award program.

The personal non-disclosure agreement will remain in force throughout and post-employment. Your anticipated start date in this new role will be Thursday, June 24th, 2021.

Please indicate your acceptance by signing and returning this document to me at your convenience. This offer expires at midnight, June 24, 2021.

Artificial Intelligence Technology Solutions Inc.

info@aitx.ai ● www.aitx.ai ● 31103 Rancho Viejo Road, Ste. D2114 San Juan Capistrano, California 92675

On behalf of Team AITX/RAD, I look forward to working with you and achieving AITX/RAD’s goals together!

Steve Reinharz

President, Robotic Assistance Devices, Inc.

CEO, Artificial Intelligence Technology Solutions Inc.

Acceptance:

Employee name:	Date	Signature:

Artificial Intelligence Technology Solutions Inc.

info@aitx.ai ● www.aitx.ai ● 31103 Rancho Viejo Road, Ste. D2114 San Juan Capistrano, California 92675